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                                   EXHIBIT 3.1
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                            ARTICLES OF INCORPORATION
                                       OF
                             HIGH STREET CORPORATION


         The undersigned hereby submits these Articles of Incorporation for the purpose of forming a business corporation under the laws of the State of North
Carolina:

         1. The name of the corporation is High Street Corporation.

         2. The number of shares the corporation is authorized to issue is 20,000,000 shares of common stock, without par value.

         3. The address of the initial registered office of the corporation in the State of North Carolina is 1310 Hendersonville Road, Asheville, Buncombe County, North Carolina 28803, and the name of its initial registered agent at such address is J. Edgar McFarland.

         4. The name and address of the incorporator is G. William Joyner, III, Kennedy Covington Lobdell & Hickman, L.L.P., 434 Fayetteville Street Mall, 19th Floor, Raleigh, North Carolina 27601.

         5. The period of duration of the corporation is perpetual.

         6. The purpose for which the corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under Chapter 55 of the General Statutes of North Carolina.

         7. The shareholders of the corporation shall have no preemptive right to acquire additional or treasury shares of the corporation and no right to cumulative voting for directors.

         8. To the fullest extent permitted by applicable law, the Board of Directors of the corporation shall have the power, without the assent or vote of the shareholders, to make, alter, amend and rescind the Bylaws of the corporation.

         9. The number of directors shall be fixed by or as provided in the Bylaws, but after the division of directors into three (3) classes as hereinafter provided, such number of directors shall not be less than nine (9). The number of the initial directors is two (2), and their names and addresses are as follows:

                  Anne D. Martin
                  1310 Hendersonville Road
                  Asheville, North Carolina 28803



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                  J. Edgar McFarland
                  1310 Hendersonville Road
                  Asheville,  North Carolina 28803

The terms of the initial directors shall expire at the first meeting of shareholders at which directors are elected or at the time new directors are elected by written consent to action in lieu of such a meeting. At such first shareholders' meeting (or written consent to action in lieu of such meeting), the total number of directors shall be increased to not less than nine (9) and fixed in accordance with the Bylaws, and divided into three classes, with each class to consist of one-third of the total number of directors, as near as may be, and the directors of each such class shall be elected for the following staggered terms: the terms of directors in the first class shall expire at the next annual shareholders' meeting after their election; the terms of directors in the second class shall expire at the second annual shareholders' meeting after their election; and the terms of directors in the third class shall expire at the third annual shareholders' meeting after their election. At each annual shareholders' meeting after the first shareholders' meeting at which directors are elected, directors shall be elected for terms of three years to succeed those whose terms then expire, such three-year terms to expire at the third annual shareholders' meeting after the annual shareholders' meeting at which such directors of such class are elected, except as otherwise provided herein in the case of directorships that have become vacant. If a director is elected to fill a vacancy, the term of such director shall expire at the next shareholders' meeting at which directors are elected; and if the term of the directorship for which the vacancy was filled would otherwise (but for such vacancy) have expired after such next shareholders' meeting, then the term of the director elected to such directorship at such next shareholders' meeting shall expire at the same time that the term of the directorship that became vacant would otherwise (but for such vacancy) have expired. If there is any increase or decrease in the number of directors fixed by or as provided in the Bylaws after such first meeting of shareholders (or written consent to action in lieu of such meeting) at which directors are elected, such increase or decrease shall be allocated among the classes of directors so as to maintain, as near as may be, the number of directors in each class at one-third of the total number of directors.

         10. To the fullest extent permitted by applicable law as from time to time in effect, no director of the corporation shall have any personal liability arising out of any action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty as a director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation hereunder on the personal liability of a director with respect to acts or omissions occurring prior to such repeal or modification.

         11. The provisions of Article 9 and Article 9A of the North Carolina General Statutes entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act" shall not be applicable to the corporation.

         This the 27th day of March, 2001.



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              /s/ G. William Joyner, III
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         G. William Joyner, III, Incorporator




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